EXHIBIT 4.158

Trust Deed

1.	I, Ouyang Zheng Yu (my PRC identity number is 362428197707192733), whose address is Baijiaxu Town, Wanan County, Jiangxi Province , am the shareholder of 50% of the equity in Beijing Yi Lian Tong He Information Technology Co., Ltd I hereby state that, I, the trustee of TOM EACHNET HOLDINGS (BVI) INC. (hereinafter the “Beneficiary”, the registered address is P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands), hold the said equity for the Beneficiary or its successor.

2.	I will, upon the Beneficiary’s instruction, dispose the said equity and the voting right thereof, or elect or replace the Director or/and Executive Director in any case.

3.	I irrevocably trust the Beneficiary or its successor, fully on my behalf, to complete and deliver all the documents regarding the equity transfer in any time or way considered appropriate by the Beneficiary or its successor.

4.	The effectiveness, construction or performance of this Trust Deed shall be governed by the law of Hong Kong Special Administrative Region.

Signature:

Name:	Ouyang Zheng Yu

Date:	Apr 12, 2007

The person executed hereunder witnessed Chang Chen to execute this Trust Deed:

Signature:	/s/ Zhou Mingzhe

Name:	Zhou Mingzhe